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                                                                     Exhibit 5.1

                       [BAKER & HOSTETLER LLP LETTERHEAD]

                               DECEMBER 17, 2002

Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

     Re: Registration Statement on Form S-4 of Developers Diversified Realty Corporation (SEC File No. 333-100889)

Ladies and Gentleman:

     We are acting as counsel to Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), in connection with the Company's registration statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 18,699,094 common shares, without par value, of the Company (the "Common Shares") and 2,000,000 cumulative redeemable voting preferred shares, without par value, of the Company (the "Preferred Shares") to be issued in connection with the proposed merger (the "Merger") of a subsidiary of the Company with and into JDN Realty Corporation ("JDN") as described in the joint proxy statement/prospectus that is a part of the Registration Statement (the "Joint Proxy Statement/Prospectus").

     In connection with this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company and JDN, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein.

     We also have assumed that the Common Shares and Preferred Shares to be issued in connection with the proposed merger will not be issued in violation of the ownership limitations contained in the Company's Amended and Restated Articles of Incorporation to maintain the Company's status as a real estate investment trust.

     Based upon, subject to and limited by the foregoing, we are of the opinion that: (a) the Common Shares, when issued pursuant to the Agreement and Plan of Merger, dated as of October 4, 2002, by and among the Company, JDN and DDR Transitory Sub Inc., a subsidiary of the Company (the "Merger Agreement"), will be validly issued, fully paid and non-assessable; and (b) the Preferred Shares, when issued pursuant to the terms and conditions of the Merger Agreement following approval of the proposal to adopt an amendment to the Company's Amended and Restated Articles of Incorporation to authorize and fix the terms of the Preferred Shares by the requisite vote of the shareholders of the Company, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the Caption "Legal Matters" in the Joint Proxy Statement/Prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                    Very truly yours,

                                                    /s/ Baker & Hostetler LLP
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                                                    BAKER & HOSTETLER LLP